Exhibit 99.1

CONTACT:	Chris Grandis	PRESS RELEASE
	Media Relations Director	FOR DISTRIBUTION:
	CSC Corporate	FEBRUARY 7, 2012
703-641-2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
CSC Corporate
703-641-3000
investorrelations@csc.com

CSC APPOINTS MIKE LAWRIE PRESIDENT AND CHIEF EXECUTIVE OFFICER

Rodney F. Chase Named Non-Executive Chairman

FALLS CHURCH, Va. — Feb 7, 2012 — CSC (NYSE: CSC), a leading global IT services company, announced today that Mike Lawrie, 58, has been appointed president and chief executive officer, and will join the company no later than March 31, 2012. Lawrie succeeds Michael W. Laphen, 61, who previously announced his plan to retire as the Company’s chairman, president and chief executive officer. The CSC board of directors also announced today that Rodney F. Chase, a current director on the company’s board, has been appointed non-executive chairman of the board of directors, effective upon Lawrie’s start as president and CEO.  Lawrie has also been appointed to CSC’s board, effective immediately. Lawrie is currently chief executive officer of UK-based Misys plc, a global leader of IT solutions for the financial services industry publicly traded on the London Stock Exchange.

Lawrie has extensive global experience in the IT and software industry including 27 years at IBM where he served as senior vice president and group executive with responsibility for sales and distribution of IBM’s products and services worldwide. Additionally Lawrie was general manager for IBM’s EMEA business, which included operations in 124 countries and more than 90,000 employees at the time. Prior to that, he was general manager of industries for IBM’s business operations in Asia Pacific. While chief executive officer at Misys, Lawrie helped drive significant growth in shareholder value and client satisfaction through an innovative strategy, positioning Misys as a leader in the financial services application software industry. His leadership in transforming global enterprises and driving operational excellence across complex organizations will help CSC achieve its strategic business objectives.

Lawrie has been a long time champion of innovation, including advocating the development of the world’s first fully open source, standards-based health information exchange solutions. Lawrie also served as the executive chairman of Allscripts-Misys Healthcare Solutions, Inc., an industry leader in electronic health record solutions and was instrumental in the transformational merger of Misys’ Healthcare division with Allscripts, and its subsequent merger with healthcare IT solutions provider Eclipsys. His emphasis on innovative healthcare and improving patient care will help drive CSC’s strategic growth plan in the healthcare IT market.

“We are very pleased to welcome Mike Lawrie as CSC’s next president and CEO,” said Irving W. Bailey, II, lead director of CSC’s Board of Directors. “Mike has extensive experience in managing publicly-traded global companies and a reputation for driving shareholder value and helping companies to reach their potential. CSC’s rich history and experience in IT services and compelling portfolio uniquely positions the Company for strong future performance. The board is confident that Mike has the vision and wide-ranging experience to lead CSC forward, as we execute on exciting strategies in areas such as cloud computing and cybersecurity.”

“I am honored to lead CSC, a company that is redefining the IT industry with market leadership in emerging services and business solutions that transform the enterprise,” said Mike Lawrie.  “With a sharp focus on developing smart, technology-enabled solutions, we will continue to leverage our deep industry expertise to solve our clients’ toughest challenges, and position them for greater levels of agility, growth and innovation. I look forward to working with the board, management team and CSC’s highly talented employees to shape CSC’s future for the benefit of our shareholders, our clients, and our company.”

“We are also very pleased that Rodney Chase has agreed to assume the role of non-executive chairman. A board member since 2001, Rodney brings a wealth of experience and perspective which has been greatly appreciated and valued by the Board,” added Bailey.

“We also would like to thank Mike Laphen for his contributions over his nearly thirty-five years of service to CSC, especially his past five years as chairman, president and CEO. On behalf of the board and everyone at CSC, we wish Mike all the best in his retirement,” Bailey continued.

About Mike Lawrie

Mike Lawrie joined the CSC’s Board of Directors on February 7, 2012.  Lawrie has served as chief executive officer of UK-based Misys plc, a leading global IT solutions provider to the financial services industry, since November 2006. Lawrie also served as the executive chairman of Allscripts-Misys Healthcare Solutions, Inc., an industry leader in electronic health record solutions, from October 2008 — August 2010. Prior to that, Lawrie was a general partner with ValueAct Capital, a San Francisco-based private investment firm, from 2005 to 2006. He served as Chief Executive Officer of Siebel Systems, Inc., the international software and solutions company, from 2004 to 2005. Previously, Lawrie spent 27 years with IBM where he held various leadership positions, including senior vice president and group executive, responsible for sales and distribution of all IBM products and services worldwide; general manager for operations in Europe, the Middle East and Africa; and general manager of industries for the Asia Pacific. Lawrie is the lead independent, non-executive director of Juniper Networks, Inc., and is also a trustee of Drexel University, Philadelphia. Lawrie holds a B.A. in History from Ohio University and an M.B.A. from Drexel University in Philadelphia.

About Rodney F. Chase

Chase has served as a member of the CSC board of directors since 2001.  He is currently a non-executive chairman of Genel Energy LTD, an international oil and gas exploration company. He is also the former deputy group chief executive and managing director of BP plc, an oil and gas company, from 1992 to 2003. Chase served as deputy chairman of Tesco plc from 2002 to 2010 and as lead director of Nalco Company from 2005 to 2011 and as a director of Tesoro Corporation, since 2005.

About CSC

CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 97,000 employees and reported revenue of $16.2 billion for the 12 months ended September 30, 2011. For more information, visit the company’s website at www.csc.com.